LIVE Entertainment Inc.
                  15400 Sherman Way, Suite 500
                   Van Nuys, California  91406


September 29, 1993

David A. Mount
4720 Golf Course Drive
Westlake Village, California  91362

Dear Mr. Mount:

     We have received, and agreed to accept, your resignation effective as of September 30, 1993 (the "Termination Date") as President and Chief Executive Officer of LIVE Entertainment Inc., a Delaware corporation ("LIVE"), and from any and all other positions you may have held from time to time with any of LIVE's parents, subsidiaries and associated or affiliated companies (LIVE and all of its subsidiaries and associated or affiliated companies are hereinafter collectively referred to as the "Company"). We understand, however, that you will remain as a member of the Board of Directors of LIVE, although on the Termination Date you will resign from all Committees of the Board of Directors of LIVE of which you currently are a member. The purpose of this letter agreement and general release (the "Agreement") is to confirm our discussions concerning your resignation and to set forth the terms and provisions agreed to among us in that connection.

     In consideration of the mutual promises and agreements contained herein, you and LIVE agree as follows:

     1. Except for your Directorship of LIVE, you have resigned as a Director, officer and employee of the Company effective as of the Termination Date. You have signed and delivered the attached resignation letter with your delivery of a copy of this letter.

     2. On or before the Termination Date, the Company will pay you the sum of $57,211.53, representing accrued and unpaid vacation pay. On the Termination Date, the Company will pay you all accrued and unpaid salary due to you. Both such payments will be reduced by deductions required under the laws of the United States of America and the State of California. You agree that said payments represent, and are in lieu of, any and all accrued and outstanding Fixed Annual Compensation, Incentive Compensation and Special Benefits, all as defined in the Employment Agreement between you and LIVE dated as of January 2, 1992, as amended as of November 20, 1992 (the "Employment Agreement"), and any other amounts or benefits to which you may be entitled under the Employment Agreement. You will not receive a bonus payment for 1993. As a member of the Board of Directors of LIVE, effective October 1, 1993, you will be entitled to payment of regular Board fees and expenses as an "outside Director."

     3. Until your departure as a member of the Board of Directors of LIVE, you will retain your 183,500 options to purchase LIVE Common Stock in accordance with the various Option Agreements between you and the Company related to such options. Upon your departure as a member of LIVE's Board of Directors, all such options not then vested shall terminate and be canceled. All options that are vested on the date of such departure shall be canceled ninety (90) days thereafter, unless such vested options are exercised by you prior to the end of such ninety (90) day period.

     4. On the Termination Date, you will turn over to Michael J. White, or his designee, any keys to Company offices or Company credit cards, as well as the keys to the Mercedes automobile being leased by the Company for your use. On that same date, you will turn over to Mr. White, or his designee, any of the Company's files, records, or equipment kept in or maintained by you in your office or elsewhere. In addition, you will submit by thirty (30) days from the Termination Date any and all expense account reports and vouchers relating to your employment for which you seek reimbursement.

     5. You will remain entitled to any rights and benefits that you may have under the Company's 401(k) Plan for employees in accordance with the terms of such Plan.

     6. Pursuant to Section 3.4.1 of the Employment Agreement, the Company has been paying the premiums on the one million dollar ($1,000,000) whole life split dollar life insurance policy that the Company is carrying for the benefit of your beneficiaries (the "Policy"). In accordance with that Section 3.4.1, the Company shall continue to pay all premiums on the Policy up to the Termination Date, whereupon the Company shall stop paying premiums on the Policy. On or before ninety (90) days after the Termination Date, you will pay to the Company the sum of $22,843.22, representing what the cash surrender value of the Policy would be if the Policy were returned to the insurance company. Upon receipt of such payment, the Company shall assign the Policy to you and execute all documents reasonably requested either by you or the insurance company to effectuate such assignment.

     7. On or before ninety (90) days after the Termination Date, you will pay to the Company the sum of sixty thousand dollars ($60,000), representing the amount paid by the Company to acquire a membership in your name at North Ranch Country Club in Thousand Oaks, California.

     8. On or before ninety (90) days after the Termination Date, you will repay the Company $62,500 of the principal amount of that certain Promissory Note dated as of May 7, 1990 from you to the order of the Company, as amended by First Amendment dated as of January 2, 1992 (collectively, the "Note"), following which payment the Company will return the original Note to you, marked canceled.

     9. You will be entitled to the continued protection of the indemnification provisions of Section 2.7 of the Employment
Agreement.

     10. You acknowledge that you continue to be bound by the provisions of Sections 2.3 and 2.6 of the Employment Agreement dealing with "Ownership of Properties" and "Confidentiality" in accordance with their terms.

     11. You will be responsible for all local, state and federal income and social security or self-employment taxes on the payments and benefits to be provided to you hereunder.

     12. Following termination of your employment with LIVE, you will not be required to perform any further services for the Company except:

          (a) services rendered as a member of the Board of Directors of LIVE;

          (b) as is necessary to cooperate with and assist the Company, its officers and employees, in the orderly transition of management; and

          (c) to assist and cooperate (including, but not limited to, testifying or providing information to the Company) in the investigation and handling of any actual or threatened court action, arbitration or administrative proceeding involving any matter that arose during the period of your employment with LIVE.

     13. You, and anyone claiming through you, hereby unconditionally release, remise, forever discharge and agree not to sue the Company and any and all parents, divisions, subsidiaries, affiliates and/or other related entities of the Company, including but not limited to, LIVE Home Video Inc., Carolco Pictures Inc. and each of the Company's past, present and future owners, directors, officers, employees, and the predecessors, successors and assigns of each of them, in their personal and corporate capacities (hereinafter jointly referred to as the "released parties"), from any and all liabilities, actions, claims, obligations, damages, attorneys' fees, suits, and demands of any kind or nature, known and unknown, liquidated or unliquidated, in law or in equity, whether arising under any local, state, or federal statute or ordinance, or under the common law of any state of the United States, or under any federal common law of the United States, or under any contract, from the beginning of time to the Termination Date, including, but not limited to, all claims for breach of or benefits under the Employment Agreement, which Employment Agreement shall be terminated effective as of the Termination Date, and all claims relating to your employment and resignation, including any claims under the doctrines of defamation, libel, slander, invasion of privacy, interference with contractual relations, or implied contracts arising from employee handbooks, policies, manuals or statements of procedure and wrongful discharge, it being the intention of the Company and you to make this release as broad and as general as the law permits; provided, however, that you do not hereby release the Company from its obligations under this Agreement and any rights you may have for indemnification by reason of the fact that you were an officer, director, employee or agent of the Company, and provided further that this Paragraph 13 does not prohibit you, at your own expense, from filing a lawsuit for the sole purpose of enforcing this Agreement. Further, to the extent permitted by law, you hereby waive the provisions of
Section 1542 of the California Civil Code, which states:

               A general release does not extend to
          claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Except for enforcement of this Agreement, the Company similarly releases you from any claims it may have against you. You accept this Agreement as being in full accord, satisfaction, compromise and settlement of any and all disputed claims and the payment thereof and is not an admission by the Company or any of the released parties, of any tort, breach of contract or violation of any federal, state or local law, regulation or ordinance.

     14. The parties hereto agree that they will not at any time engage in any action either directly or indirectly which disparages or results in the disparagement of the other party or any of the released parties.

     15. Neither you, on the one hand, nor the Company, on the other, will cause or encourage any other legal proceedings to be maintained or instituted against the other party or any of the released parties, and neither will participate in any manner in any other legal proceedings against the other party or any of the released parties with respect to the matters referred to in this Agreement except for enforcement of this Agreement. In the event of a breach or a threatened or intended material breach of this Agreement by one party, the other shall be entitled, in addition to remedies otherwise available to it at law or in equity, to injunctive relief, both preliminary and permanent, enjoining such breach or threatened or intended breach, which shall be issued forthwith by any court of competent jurisdiction.

     16. This Agreement represents the entire agreement between the parties relating to the subject matters covered hereby (and supersedes any prior agreement as to such matters, except as provided herein) and shall not be amended or waived except in a writing signed by the parties hereto.

     17. You acknowledge that the Company has encouraged you to have this Agreement reviewed and negotiated by an attorney of your own choosing and that you have carefully read, fully understand and voluntarily executed this Agreement.

     Please indicate your acceptance of the above arrangement by signing and returning to us the enclosed copy of this letter and the attachment.

                                  Very truly yours,

                                  LIVE ENTERTAINMENT INC.


                                  By:


                                  Title:

Agreed to:




David A. Mount

Date: September 29, 1993

                         David A. Mount
                     4720 Golf Course Drive
               Westlake Village, California  91362



September 29, 1993


The Board of Directors of
 LIVE Entertainment Inc.
15400 Sherman Way, Suite 500
Van Nuys, California  91406

Gentlemen:

     I hereby resign, effective September 30, 1993, as President and Chief Executive Officer of LIVE Entertainment Inc., as well as from any and all other positions I may have held with any of the parents, subsidiaries or affiliates of LIVE Entertainment Inc. I will remain as a member of the Board of Directors of LIVE Entertainment Inc., although effective September 30, 1993, I hereby resign from all Committees of the Board of Directors of LIVE Entertainment Inc. of which I currently am a member.


                                  Sincerely,



                                  ______________________________
                                  David A. Mount